UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Robert N. Clay
   President and Chief Executive Officer
Clay Holding Company
Three Chimneys Farm
   KY, Versailles 40383
2. Issuer Name and Ticker or Trading Symbol
   The PNC Financial Services Group, Inc. (PNC)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   1/2/2003
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
$5 Par Common Stock        |10/24/|J   |V|209               |A  |           |                   |D     |                           |
                           | 2002 |1   | |                  |   |           |                   |      |                           |
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$5 Par Common Stock        |1/2/ 2|A   | |115               |A  |           |5736               |D     |                           |
                           |003   |2   | |                  |   |           |                   |      |                           |
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$5 Par Common Stock        |      |3   | |                  |   |           |3653               |I     |By CNB Investments, LLC    |
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$5 Par Common Stock        |      |4   | |                  |   |           |3652               |I     |By RNC Investments, LLC    |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Phantom Stock Unit (1-|        |     |    | |           |   |     |     |$5 Par Commo|       |       |1984        |I  |Deferred Sto|
for-1)                |        |     |    | |           |   |     |     |n Stock     |       |       |            |   |ck Unit Plan|
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Phantom Stock Unit (1-|        |12/31|A   | |450        |A  |     |     |$5 Par Commo|450    |       |8679        |I  |Deferred Com|
for-1)                |        |/ 200|5   | |           |   |     |     |n Stock     |       |       |            |   |pensation Pl|
                      |        |2    |    | |           |   |     |     |            |       |       |            |   |an          |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
1. Dividend Reinvestment Shares acquired.
2. Annual grant pursuant to Director Share Incentive Plan.
3. Subject assumed control of securities held by LLC upon father's death on 8/21/02. Subject disclaims ownership. This report shall not be deemed an admission that he owns such securities for purposes of Sec. 16 or any other purpose.
4. Subject first assumed investment control over the securities held by this limited liability company upon his father's death on August 21, 2002.
5. Phantom Stock Units issued pursuant to the PNC Deferred Compensation Plan.